SECOND AMENDMENT TO THE
                      PLAN AND AGREEMENT OF REORGANIZATION
                                      AMONG
                          FINANCIAL MEDIA GROUP, INC.,
                                       AND
                             WALLSTREET DIRECT, INC.
                                       AND
                 CERTAIN STOCKHOLDERS OF WALLSTREET DIRECT, INC.

      THIS SECOND AMENDMENT TO THE PLAN AND AGREEMENT OF REORGANIZATION (the "Amendment") is dated as of September 21, 2005, among Financial Media Group, Inc. ("FMG"), Wallstreet Direct, Inc. ("Wallstreet") and Certain Stockholders of Wallstreet Direct Inc. ("Stockholder"). This Amendment amends that certain Plan and Agreement of Reorganization (the "Agreement") between FMG, Wallstreet and Stockholder dated December 19, 2005.

                                    RECITALS

      A. FMG, Wallstreet and Stockholder signed the Agreement on September 19, 2005.

      B. The Agreement provides for the acquisition of Wallstreet by FMG.

      C. The parties desire to amend the Agreement to further clarify and ensure the closing of the transaction.

                                    AMENDMENT

      NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged the parties agree to amend the Agreement as follows:

1. Section 2.1 is hereby deleted in its entirety and replaced with the following language:

      "As consideration for the transfer, assignment, conveyance and delivery of the WALLSTREET Stockholder common stock hereunder, FMG shall, at the Closing issue to the WALLSTREET Stockholder, pro rata in accordance with each Stockholder's percentage ownership of WALLSTREET immediately prior to the Closing, certificates representing up to 20,000,000 shares of FMG common stock or approximately 0.432 FMG shares for each WALLSTREET share owned by a WALLSTREET Stockholder at the Closing. The parties intend that the Exchange Shares being issued will be used to acquire all outstanding WALLSTREET common stock. To the extent that less than 100% of the
      WALLSTREET common stock Interests are acquired, the number of shares issuable to those WALLSTREET Stockholders who have elected to participate in the exchange described in this Agreement shall increase proportionately."

2. Section 2.4 is hereby deleted in its entirety and replaced with the following language:

      "At the Closing, each outstanding warrant to purchase WALLSTREET common stock, whether or not then exercisable, shall be replaced by a warrant to purchase 0.432 shares of FMG Common Stock for every one (1) share of WALLSTREET common stock said warrant was exercisable for, on terms and conditions substantially and materially similar to the terms and conditions of said warrant prior to replacement."


3. Except as hereby amended, the Agreement shall remain in full force and effect.


                            [signature page follows]

      IN WITNESS WHEREOF, this Amendment has been approved by each of the parties as of the date first above written.


                                            FINANCIAL MEDIA GROUP, INC.


                                            /s/ Javan Khazali
                                            ------------------------------------
                                            Javan Khazali, President




                                            WALLSTREET DIRECT,  INC


                                            /s/ Neeraj S. Iyer
                                            ------------------------------------
                                            Neeraj S. Iyer






                                            STOCKHOLDER


                                            /s/ Albert Aimers
                                            ------------------------------------
                                            AMC Capital Group Ltd.